Exhibit 99.84











                        [LETTERHEAD OF JAPONICA PARTNERS]


                                            December 5, 1994



         VIA FACSIMILE

         Frank J. Tasco
         Borden, Inc.
         277 Park Avenue
         New York, NY  10172

         Dear Mr. Tasco:

         I. MEETING CONFIRMATION: To confirm, we will met at 4:45 PM on Tuesday, December 6th at the Grand Hyatt New York Hotel (The Alvin Room) at Park Avenue at Grand Central Station.

         We respectfully request that you invite major shareholders and industry analysts.

         Sound business judgment prevailing, we trust each director will be attending this meeting.

         If such time is inconvenient for the directors, please advise immediately.

         II. ADVICE: Parenthetically, who is advising each Board member on whether or not to attend the meeting? Has anyone seeking to assist you in exercising your fiduciary duties ad-vised you against obtaining the input of a major constituency you represent - the shareholders? The compensation incentives given to all those providing such advice should be considered and fully disclosed to shareholders.

         We look forward to maximizing Borden's shareholder value as a proactive white knight. Our proposal is made pursuant to your request.

                                            Respectfully,

                                             /s/ Japonica Partners

                                            JAPONICA PARTNERS